From:

Ameritrans Capital Corporation

Contact:  Gary Granoff

1-(800)-214-1047

For Immediate Release

Ameritrans Reports Fourth Quarter and Fiscal Year June 30, 2007 Results

New York, NY, September 28, 2007 – Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) today reported financial results for the fiscal year and quarter ended June 30, 2007. For the quarter ended June 30, 2007, investment income was $1.89 million compared to $1.36 million during the prior comparable period ended June 30, 2006. Investment income for the quarter ended June 30, 2007 included interest income, fee income, equity in loss of investee and leasing income totaling $1.41 million and net gain on the sale of taxicab medallions of $483,981 totaling  $1.89 million.

The Company's investment income increased $1,076,705 or 21% to $6,305,887 as compared to the prior year ended June 30, 2006. The increase is primarily due to increases in interest income of $597,929, other fees of $145,582, partially offset by a decrease in leasing income of $96,366, which was generated by the leasing activities of Elk's subsidiaries. The Company also recognized a significant net gain on the sale of medallions of $512,354, partially offset by losses on an equity investment of $145,307 which was reported in the current year.  The increase in interest income is primarily the result of an increase of $7,841,716 in the net loan portfolio at June 30, 2007, as compared to June 30, 2006, due to new loan receivable fundings in excess of payoffs and settlements of loans receivable, as well as the impact of higher average rates charged on new or modified loans.  The decrease in leasing income was primarily due to sales of medallions and automobiles that were previously leased.

Net Income for the fiscal year ended June 30, 2007 was $33,275 as compared to a Net Loss for the fiscal year ended June 30, 2006 of $218,680.  Net Income is calculated before payment of dividends on preferred stock of $337,500 in each the aforementioned fiscal years.

The Company's loan portfolio at June 30, 2007 was $57.4 million versus $49.5 million at June 30, 2006.

At June 30, 2007, book value per common share was approximately $5.32.

Gary C. Granoff, Chairman and CEO of Ameritrans, stated, “The fiscal year ended June 30, 2007 was a transition year for the Company.  During the year we deployed the proceeds from our 2006 capital raise.  The increase in loans and investments which are not subject to SBA Regulations has begun to contribute to our investment income.  Our earnings this past fiscal year were negatively impacted by certain non-recurring expenses related to personnel and certain non-recurring professional costs related to Sarbanes-Oxley compliance.  The Chicago taxi portfolio has continued to improve.  Market conditions in Chicago have strengthened significantly with prices increasing for medallions while defaults are at their lowest level over the past four years.  We are looking forward to growing our portfolio with expanded opportunities during the fiscal year ending in June, 2008.”

Michael Feinsod, President of Ameritrans, added “During the fourth quarter we expanded our loan portfolio with the addition of middle market senior secured corporate loans.  Approximately half of our year-over-year portfolio growth was generated in this new area.  Generally, these are loans to significantly larger companies than those made to the Company’s historical borrowers.  The middle market secured loan market is significantly larger than the markets on which the Company has historically focused. We continue to investigate additional opportunities in this asset class.  We believe this strategy, utilizing the unique Ameritrans/Elk corporate structure, has the potential to generate an overall loan portfolio with excellent growth potential, credit-quality and predictable income.”

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended.  Ameritrans originates, structures and manages a portfolio of medallion loans, secured business loans and selected equity securities.  Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation is licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.  The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

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This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected.  Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.

AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

June 30, 2007 and 2006

	2007	2006

Assets (Note 9)

Loans receivable	$ 57,693,496	$ 49,855,530
Less unrealized depreciation on loans receivable	(286,550)	(290,300)
Loans receivable, net	57,406,946	49,565,230

Cash and cash equivalents	251,394	846,623
Accrued interest receivable, net of unrealized depreciation of $51,500 and $31,500, respectively	596,553	662,846
Assets acquired in satisfaction of loans	56,030	288,251
Receivables from debtors on sales of assets acquired in satisfaction of loan	225,625	482,525
Equity investments	2,837,719	1,782,924
Investment in life settlement contracts	1,910,077	-
Medallions under lease	-	1,706,901
Furniture, equipment and leasehold improvements, net	183,043	244,340
Prepaid expenses and other assets	477,496	439,171

Total assets	$ 63,944,883	$ 56,018,811

(Continued)

AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

June 30, 2007 and 2006

	2007	2006

Liabilities and Stockholders' Equity

Liabilities:
Debentures payable to SBA	$ 12,000,000	$ 12,000,000
Notes payable, banks	29,332,500	20,927,500
Note payable, other	150,000	-
Accrued expenses and other liabilities	431,577	880,203
Accrued interest payable	301,591	367,465
Dividends payable	84,375	84,375

Total liabilities	42,300,043	34,259,543

Commitments and contingencies (Note 16)

Stockholders' equity:
Preferred stock 500,000 shares authorized, none issued or outstanding	-	-
9-3/8% cumulative participating redeemable preferred stock $.01 par value, $12.00 face value, 500,000 shares authorized; 300,000 shares issued and outstanding	3,600,000	3,600,000
Common stock, $.0001 par value; 50,000,000 and 5,000,000 shares authorized, respectively; 3,401,208 shares issued and 3,391,208 shares outstanding	340	340
Deferred compensation (Note 18)	(94,475)	-
Stock options outstanding (Note 18)	118,475	-
Additional paid-in capital	21,119,817	21,119,817
Accumulated deficit	(2,987,539)	(2,683,314)
Accumulated other comprehensive loss	(41,778)	(207,575)
Total	21,714,840	21,829,268
Less: Treasury stock, at cost, 10,000 shares of common stock	(70,000)	(70,000)

Total stockholders' equity	21,644,840	21,759,268

Total liabilities and stockholders' equity	$ 63,944,883	$ 56,018,811

AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended June 30, 2007, 2006 and 2005

	2007	2006	2005
Investment income:
Interest on loans receivable	$ 5,279,487	$ 4,681,558	$ 4,771,954
Gain (loss) on equity securities, net (Note 4)	-	(61,660)	688,874
Equity in loss of investee	(145,307)	-	(4,021)
Gain on sale of medallions and automobile	513,207	-	-
Fees and other income	582,117	436,535	459,598
Leasing income	76,383	172,749	211,640
Total investment income, net	6,305,887	5,229,182	6,128,045
Operating expenses:
Interest	2,178,992	2,122,815	1,837,633
Salaries and employee benefits	1,523,663	1,156,308	1,128,963
Occupancy costs	232,195	189,505	188,466
Professional fees	825,023	478,050	675,399
Other administrative expenses	1,278,680	1,076,423	1,162,517
Loss and impairments on medallions under lease and assets acquired in satisfaction of loans, net	54,339	87,985	198,177
Foreclosure expenses, net	663	(8,716)	87,695
Write off and depreciation on interest and loans receivable	176,805	335,466	728,710
Total operating expenses	6,270,360	5,437,836	6,007,560
Operating income (loss) before income taxes	35,527	(208,654)	120,485
Income taxes	2,252	10,026	7,711
Net income (loss)	33,275	(218,680)	112,774
Dividends on preferred stock	(337,500)	(337,500)	(337,500)
Net loss available to common shareholders	$ (304,225)	$ (556,180)	$ (224,726)

Weighted Average Number of Common Shares Outstanding:
Basic and diluted	3,391,208	2,653,898	2,035,600

Net Loss Per Common Share:
Basic and diluted	$ (0.09)	$ (0.21)	$ (0.11)